Exhibit 19.1

ATI Inc. Insider Trading Policies and Procedures

(as of February 2025)

These Insider Trading Policies and Procedures outline the standards of ATI Inc. (“ATI” or the “Company”) on trading and causing the trading of the Company’s securities or securities of other publicly-traded companies while in possession of confidential information. This policy is divided into two parts. The first part prohibits trading in certain circumstances and applies to all directors, officers and employees of the Company unless otherwise indicated. The second part imposes special additional trading restrictions and applies to all (i) directors of the Company, (ii) executive officers of the Company and certain other participants in the Company’s long-term incentive programs, (iii) the employees covered by Appendix A and (iv) individuals who may be designated from time to time by the Law Department as subject to such additional restrictions by virtue of their respective positions and the nature of their work for the Company (collectively, “Preclearance Persons”).

One of the principal purposes of the federal securities laws is to prohibit illegal insider trading. Simply stated, it is illegal for a person to purchase, sell, or otherwise transact in a security while in possession of material non-public information about the security or its issuer. The prohibitions against illegal insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is “material” and “non-public.” These terms are defined in this Policy under Part I, Section 3 below.

PART I
1.Applicability

This Policy applies to all employees of the Company and its subsidiaries, including but not limited to all officers of the Company and its subsidiaries, and all members of the Company’s board of directors. This Policy also applies to all securities issued by the Company, including any debt securities, whether or not such debt securities are convertible into the Company’s equity securities.

2. General Policy: No Transactions While in Possession of Material Non-public Information

(a) No director, officer or employee of the Company may purchase or sell any Company security while in possession of material non-public information about the Company. The terms “material” and “non-public” are defined in Part I, Section 3(a) and (b) below. This prohibition extends to all transactions in ATI securities, including but not limited to the purchase and sale of ATI stock within the Company’s 401(k) Plan and the gifting or other acquisition or disposition of ATI securities, except under certain circumstances, as described in Part I, Section 4 below. If you are unsure whether your plans with respect to your ATI securities would be affected by these Policies and Procedures, you should consult with ATI’s Senior Vice President, General Counsel and Chief

Compliance Officer or its Vice President, Corporate Secretary (or other member of the Law Department responsible for securities law matters).

(b) No director, officer or employee of the Company who knows of any material non-public information about the Company may communicate that information to any other person, including family and friends.

(c) In addition, no director, officer or employee may purchase or sell any security of any other company while in possession of material non-public information about that other company that was obtained in the course of his or her involvement with ATI or any of its subsidiaries. No director, officer or employee of the Company who knows of any such material non-public information may communicate that information to any other person, including family and friends.

(d) Preclearance Persons must “pre-clear” all trading in securities of the Company in accordance with the procedures set forth in Part II, Section 3 below. This requirement extends to all transactions in ATI securities, including but not limited to the purchase and sale of ATI stock within the Company’s 401(k) Plan and the gifting or other acquisition or disposition of ATI securities, except under certain circumstances, as described in Part I, Section 4 below.

3. Definitions

Materiality. Information is generally regarded as “material” if it has market significance: that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision. Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a potential merger, acquisition or introduction of a new product or technology, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small.

Ultimately, whether particular information is material involves the exercise of judgment, is therefore subjective, and generally is judged with the benefit of hindsight. Accordingly, when in doubt about whether particular non-public information is material, presume it is material. If you are unsure whether information that you possess is material, you should consult with ATI’s General Counsel or Corporate Secretary (or other member of the Law Department responsible for securities law matters) before trading in or recommending securities to which that information relates.

(a) Non-public Information. Insider trading prohibitions come into play only when you possess information that is both material and “non-public.” The fact that information has been disclosed to a few members of the public – or even posted on the Company’s website – does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, such as in a press release, in a public filing made with the Securities and Exchange Commission (the “SEC”) (such as a Report on Form 10-K, Form 10-Q or Form 8-K), through a news wire service or daily newspaper of wide circulation, and investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you should wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public.

Non-public information may include:
i.information that is only internally available;

ii.information that has been made available to a select group of advisors, customers, suppliers, regulators/government officials or others;
iii.undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and
iv.information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two or three days).

As with questions of materiality, if you are not sure whether information is considered public, you should either consult with ATI’s General Counsel or Corporate Secretary (or other member of the Law Department responsible for securities law matters) or assume that the information is “non-public” and treat it as confidential.

4. Transactions in ATI Stock within the Company’s 401(k) Plan. Transactions in ATI stock within the Company’s 401(k) Plan are subject to the provisions of these Policies and Procedures as a general rule. However, routine/recurring purchases and sales of ATI stock within the 401(k), including in connection with the automatic rebalancing of your portfolio, are permitted, if those transactions are executed by the plan administrator pursuant to investment allocation decisions and instructions that you provided to the administrator at a time when you were not in possession of material, non-public information about the Company.

If you are a Preclearance Person, any changes to your investment allocations and instructions that would impact your ownership of ATI stock within the 401(k) Plan should be precleared as provided in Part II, Section 3 below.

5. Other Prohibited Transactions

(a) Directors and executive officers of the Company are prohibited from trading in the Company’s equity securities during a blackout period imposed under an “individual account” retirement or pension plan of the Company, during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in equity securities of the Company, due to a temporary suspension of trading by the Company or the plan fiduciary.

(b) Directors, officers and employees of the Company and their respective spouses, other members of their households, minor children and entities over which they exercise control, are prohibited from engaging in the following transactions in the Company’s securities:

i.Short sales;

ii. Options trading (buying or selling puts or calls or other derivative securities linked to the Company’s securities);

iii. Trading on margin (holding Company securities in a margin account or pledging Company securities as collateral for a loan); and

iv. Hedging (entering into hedging or monetization transactions or similar arrangements with respect to Company securities).

6. Violations of Insider Trading Laws

Penalties for trading while in possession of or communicating material non-public information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

(a) Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has material non-public information can be sentenced to a substantial jail term and required to pay a penalty of several times the amount of profits gained or losses avoided.

In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed material non-public information. Tippers can be subject to the same penalties and sanctions as their tippees, and the SEC has imposed large penalties even when the tipper did not profit monetarily from the transaction.

The SEC can also seek substantial penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or management and supervisory personnel. These control persons may be held liable for up to the greater of $1 million or three times the amount of the profits gained or losses avoided. Even for violations that result in a small or no profit, the SEC can seek a minimum of $1 million from a company and/or management and supervisory personnel as control persons.

(b) Company-Imposed Penalties. Employees who violate this Policy may be subject to disciplinary action by the Company, up to and including dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted by ATI’s General Counsel or Corporate Secretary and must be provided before any activity contrary to the above requirements takes place.

PART II

1.Blackout Periods

All Preclearance Persons are prohibited from trading in the Company’s securities during blackout periods.

(a) Quarterly Blackout Periods. Preclearance Persons are prohibited from trading in the Company’s securities during the period:

i. beginning at the close of the market on the last trading day immediately preceding the 15th day prior to the end of each calendar quarter and

ii. ending at the close of the market on the second full trading day following the public disclosure of the Company’s financial results for the quarter. For the sake of clarity, if the Company announces such results prior to the market open on a particular trading day, then the date on which such announcement is made will constitute the first full trading day.

During these periods, Preclearance Persons generally possess or are presumed to possess material non-public information about the Company’s financial results.

(b) Exception. These trading restrictions do not apply to purchases and sales of ATI stock under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 (an “Existing 10b5-1 Plan”) if:

i.the Existing 10b5-1 Plan and any amendment thereto was reviewed and approved in advance by ATI’s General Counsel or Corporate Secretary (or other member of the Law Department responsible for securities law matters);

ii. the Existing 10b5-1 Plan and any amendment thereto was entered into in good faith by the person trading pursuant to the written plan at a time when he or she was not in possession of material non-public information about the Company;

iii. the person trading pursuant to the written plan has acted at all times since its establishment, and is continuing to act, in good faith with respect to the Existing 10b5-1 Plan;

iv. the Existing 10b5-1 Plan and any amendment thereto are in compliance with Rule 10b5-1;

v. the Existing 10b5-1 Plan gives a third party the discretionary authority to execute such purchases and sales, outside the control of the person trading pursuant to the written plan, so long as such third party does not possess any material non-public information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions.

Additionally, these restrictions do not apply to routine/recurring purchases and sales of ATI stock within the Company’s 401(k) Plan, including in connection with the automatic rebalancing of your portfolio, if those transactions are executed by the plan administrator pursuant to investment allocation decisions and instructions that you provided to the administrator at a time when you were not in possession of material, non-public information about the Company and that were precleared as provided in Section 3 below. Changes to your investment allocations and instructions that would impact your ownership of ATI stock within the 401(k) Plan should occur only during open trading windows (as described in Section 2 below) and must be precleared.

2. Trading Window

Preclearance Persons generally are permitted to trade in, gift or otherwise acquire or dispose of the Company’s securities when no blackout period is in effect, subject to the preclearance requirements of Section 3 below and provided that they do not possess material nonpublic information at the time of such trade, gift or transfer and are otherwise complying with this Policy. Generally, this means that Preclearance Persons can request preclearance to trade, gift or otherwise acquire or dispose of the Company’s securities during the period:

i.beginning at the close of the market on the second full trading day following the public disclosure of Company’s financial results and

ii. ending at the close of the market on the last trading day immediately preceding the 15th day prior to the end of each calendar quarter.

However, even during this trading window, a Preclearance Person who is in possession of any material non-public information should not trade in, gift or otherwise acquire or dispose the Company’s securities until the information has been made publicly available or is no longer material.

3. Preclearance of Securities Transactions

(a) Because Preclearance Persons are likely to obtain material non-public information on a regular basis, the Company requires all such persons to refrain from trading, gifting or otherwise acquiring or disposing of the Company’s securities, even during a trading window under Part II, Section 2 above, without first preclearing all such trades, gifts or other acquisitions or dispositions.

(b) Subject to the exemption in subsection (f) below, no Preclearance Person may, directly or indirectly, (i) purchase or sell (or otherwise make any transfer, gift, pledge or loan of) any Company security or (ii) establish, amend or terminate any written plan, contract, instruction, or arrangement under Rule 10b5-1, in each case at any time without first obtaining prior approval from ATI’s General Counsel or Corporate Secretary (or other member of the Law Department responsible for securities law matters). These procedures also apply to similar actions by such person’s spouse, other persons living in such person’s household and minor children and to similar actions by entities over which such person exercises control, including trusts.

(c) Preclearance Persons may request preclearance of an anticipated transaction in Company securities or other action requiring preclearance under this Policy by completing the attached Preclearance Request Form and returning a signed copy of the completed Form to ATI’s General Counsel or Corporate Secretary (or other member of the Law Department responsible for securities law matters). The Law Department will endeavor when possible to respond to such requests within two trading days.

(d) The member of the Law Department providing such preclearance shall record the date each request is received and the date and time each request is approved or disapproved.

(e) Unless revoked or otherwise specified, a preclearance will normally remain valid until the earlier of the close of trading five trading days following the day on which it was granted or the closing of the applicable trading window. If the transaction does not occur or the action requiring preclearance under this Policy is not completed during such period, preclearance of the transaction or action must be re-requested.

(f) Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third party effecting transactions on behalf of the Preclearance Person should be instructed to send duplicate confirmations of all such transactions to ATI’s Senior Vice President, General Counsel or Vice President, Corporate Secretary (or other member of the Law Department responsible for securities law matters).

4. Exceptions

This Policy does not apply to the following transactions:

(a) the vesting of restricted stock or restricted stock units granted under any of the Company’s equity incentive plans, or the surrender of any shares of such restricted stock or of restricted stock units to the Company in satisfaction of any tax withholding obligations, in each case in a manner permitted by the applicable restricted stock agreement; provided, however, that this Policy does apply to any market sale of such restricted stock or common stock underlying any restricted stock unit;

(b) purchases of the Company’s securities in the Company’s 401(k) plan resulting from any employee’s or officer’s contribution of money to such plan pursuant to his or her payroll deduction election; provided, however, that this Policy does apply to certain elections made under such plan, including: (i) an election to increase or decrease the percentage of the periodic contribution that will be allocated to any Company stock fund; (ii) an election to make an intra-plan transfer of an existing account balance into or out of any Company stock fund; (iii) an election to borrow money against such plan account if the loan will result in a liquidation of some or all of the balance of any Company stock fund; and (iv) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to any Company stock fund;

(c) any other purchase of the Company’s securities from the Company or sale of the Company’s securities to the Company; and

(d) any other proposed transaction or other action expressly excepted in advance by ATI’s General Counsel or Corporate Secretary; exceptions will be granted only in the sole discretion of ATI’s General Counsel or Corporate Secretary, and it should be assumed that exceptions will be granted only in exigent circumstances.

5. Acknowledgment and Certification

All Preclearance Persons are required to sign the attached acknowledgment and certification.